Exhibit 99.1

The Carlyle Group Announces First Quarter 2015 Financial Results
Washington, DC, April 29, 2015 – Global alternative asset manager The Carlyle Group L.P. (NASDAQ: CG) today reported its unaudited results for the first quarter ended March 31, 2015.
Carlyle Co-CEO David M. Rubenstein said, “We continue to see an accelerating level of investor interest in our products and a majority of our funds in the market are hitting or exceeding their fundraising target sizes. In addition, the metrics that drive Carlyle's long term financial performance remain strong, including fund performance, capital formation, and asset realizations. While an adverse French tax judgment negatively impacted our results in the first quarter, we are off to a good start in 2015.”

Carlyle Co-CEO William E. Conway, Jr. said, “The performance of our funds has been solid early in the year, with our carry funds up 6% in the first quarter and other products performing well. We have been active investors with 10 new Corporate Private Equity investments and 24 new Real Assets investments in the first quarter alone. The second quarter has started well, with one of our largest ever portfolio company secondary transactions and a number of other exits generating healthy performance fees early in the quarter.”
U.S. GAAP results for Q1 2015 included income before provision for income taxes of $615 million, and net income attributable to the common unitholders through The Carlyle Group L.P. of $40 million, or net income per common unit of $0.54, on a diluted basis. Total balance sheet assets were $35 billion as of March 31, 2015.
French Tax Judgment
Our financial results for the first quarter were negatively impacted by an adverse court judgment in a previously disclosed French tax court proceeding relating to a transaction that Carlyle Europe Real Estate Partners I (CEREP I) exited between 2007 and 2009. The judgment, which included taxes, interest and penalties of €105 million, or $112 million, negatively impacted pre-tax U.S. GAAP income and Economic Net Income by $34 million (or $0.11 ENI per unit after tax) since the judgment exceeded a previously recorded loss reserve. The ruling negatively impacted Distributable Earnings by $80 million (or $0.24 DE per unit after tax) as we realized the amount by which the French tax liability exceeds the $32 million of cash available in CEREP I. We are appealing the judgment and if we prevail, any refund would be reflected in our quarterly results at that time.
In addition to this release, Carlyle issued a full detailed presentation of its first quarter 2015 results, which can be viewed on the investor relations section of our website at ir.carlyle.com.
Distribution
The Board of Directors has declared a quarterly distribution of $0.33 per common unit to holders of record at the close of business on May 15, 2015, payable on May 22, 2015.
Conference Call
Carlyle will host a conference call at 8:30 a.m. EDT on Wednesday, April 29, 2015 to announce its first quarter 2015 financial results.
The call may be accessed by dialing +1 (800) 850-2903 (U.S.) or +1 (253) 237-1169 (international) and referencing “The Carlyle Group Financial Results Call.” The conference call will be webcast simultaneously via a link on Carlyle’s investor relations website at ir.carlyle.com and an archived replay of the webcast also will be available on the website soon after the live call.

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About The Carlyle Group
The Carlyle Group (NASDAQ: CG) is a global alternative asset manager with $193 billion of assets under management across 130 funds and 156 fund of funds vehicles as of March 31, 2015. Carlyle’s purpose is to invest wisely and create value on behalf of its investors, many of whom are public pensions. Carlyle invests across four segments – Corporate Private Equity, Real Assets, Global Market Strategies and Investment Solutions – in Africa, Asia, Australia, Europe, the Middle East, North America and South America. Carlyle has expertise in various industries, including: aerospace, defense & government services, consumer & retail, energy, financial services, healthcare, industrial, real estate, technology & business services, telecommunications & media and transportation. The Carlyle Group employs more than 1,650 people in 40 offices across six continents.
Forward Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources and other non-historical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. These statements are subject to risks, uncertainties and assumptions, including those described under the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on February 26, 2015, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law.
This release does not constitute an offer for any Carlyle fund.
Contacts:

Public Market Investor Relations	Media
Daniel Harris	Elizabeth Gill
Phone: +1 (212) 813-4527	Phone: +1 (202) 729-5385
daniel.harris@carlyle.com	elizabeth.gill@carlyle.com

Web: www.carlyle.com
Videos: www.youtube.com/onecarlyle
Tweets: www.twitter.com/onecarlyle
Podcasts: www.carlyle.com/about-carlyle/market-commentary

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